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Exhibit 8.1

LIST OF SUBSIDIARIES OF REGISTRANT

Subsidiary	Jurisdiction of Incorporation	Trading Name
Autonomy, Inc.	New Jersey	Autonomy
Autonomy Systems Limited	England and Wales	Autonomy
SoftSound Limited	England and Wales	SoftSound
Agentworld, Inc.	New Jersey	dormant

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  Exhibit 8.1
LIST OF SUBSIDIARIES OF REGISTRANT